COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS INSURED MUNICIPAL BOND FUND, INC. AND
THE LEHMAN BROTHERS MUNICIPAL BOND INDEX


EXHIBIT A:


 PERIOD         LEHMAN BROTHERS      DREYFUS
                MUNICIPAL            INSURED MUNICIPAL
                BOND INDEX *         BOND FUND, INC.

4/30/88          10,000               10,000
4/30/89          10,893               11,053
4/30/90          11,678               11,617
4/30/91          13,019               12,879
4/30/92          14,257               13,982
4/30/93          16,061               15,849
4/30/94          16,407               15,732
4/30/95          17,499               16,417
4/30/96          18,889               17,168
4/30/97          20,142               18,240
4/30/98          22,016               19,755


* Source: Lehman Brothers